Exhibit (e)(4)

Amendment

SCHEDULE A

Distribution Agreement

Dated September 30, 2005

Between Financial Investors Trust and

ALPS Distributors, Inc.

As of April 30, 2008

U.S. Treasury Money Market Fund

American Freedom U.S. Government Money Market Fund

FINANCIAL INVESTORS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ JoEllen L. Legg	By:	/s/ Jeremy O. May
Name:	JoEllen L. Legg	Name:	Jeremy O. May
Title:	Secretary	Title:	Managing Director